Exhibit 99.1

October 27, 2025

Re: 2025 Indiana Member Directors and District-Wide Independent Directors Election Results

Dear Member:

The Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis") is pleased to announce the results of the 2025 Board of Directors election.
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Independent Director District-Wide Election – Two Directors
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In the 2025 district-wide election, the members elected two incumbent directors. Each of the directors shall serve a four-year term beginning on January 1, 2026 and ending on December 31, 2029.

Number of Indiana members eligible to vote	153
Number of Michigan members eligible to vote	206
Total members eligible to vote	359
Number of Indiana members casting votes	81
Number of Michigan members casting votes	64
Total members casting votes	145
Total eligible votes for each directorship	6,468,087

October 27, 2025

Independent Director Elect	Qualifications[1]	City, State	Votes Received

Michael E. Bosway* Executive in Financial Services	Auditing and accounting, financial management, project development, law, derivatives, organizational management, risk management practices	Indianapolis, Indiana	3,240,202

Perry G. Hines* CEO Wheeler Mission	Auditing and accounting, financial management, project development, organizational management, risk management practices	Indianapolis, Indiana	3,272,148

*Elected

**Public Interest Directorship
[No open seats for public interest directorship]
1 12 CFR § 1261.7(e), provides in part, “(1) Each independent director and each nominee for an independent directorship, other than a public interest directorship, shall have experience in, or knowledge of, one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, and the law….(2) Each public interest independent director and each nominee for a public interest directorship shall have more than four years of experience representing consumer or community interests in banking services, credit needs, housing or consumer financial protection.”

October 27, 2025

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Indiana – Elected Member Director – Two Directors
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In the 2025 Indiana member directorship election, the Indiana members re-elected two incumbent directors. Each of the directors shall serve a four-year term beginning on January 1, 2026, and ending on December 31, 2029.

Number of Indiana members eligible to vote	153
Number of Indiana members casting votes	114
Total eligible votes for each directorship	3,893,338

Member Director Elect	City, State	Votes Received

Daniel Maddox* Chairman and CEO Citizens State Bank of New Castle (FHFA ID 11537)	New Castle, Indiana	2,247,127

Larry W. Myers* President and CEO First Savings Bank (FHFA ID 4433)	Jeffersonville, Indiana	2,045,763

Jason M. Osterhage President and CEO Everwise Credit Union (FHFA ID 9917)	South Bend, Indiana	983,708

*Elected

Thank you for participating in this year's election process. Your contribution ensures sound representation on our Board of Directors for the mutual benefit of the FHLBank Indianapolis and all of the members it serves.

Sincerely,

/s/ Esther Earbin Sandlin
Esther Earbin Sandlin
Corporate Secretary

CC: Federal Housing Finance Agency